Exhibit 99.1

         Insight Announces Second Quarter 2003 Results


    NEW YORK--(BUSINESS WIRE)--July 31, 2003--Insight Communications Company (Nasdaq: ICCI) today announced financial results for the quarter ended June 30, 2003.
    Revenue for the three months ended June 30, 2003 totaled $223.0 million, an increase of 11% over the prior year, due primarily to customer gains in high-speed data and digital services as well as basic rate increases. Operating cash flow ("OCF") increased to $94.5 million for the three months ended June 30, 2003 from $89.3 million for the three months ended June 30, 2002, an increase of 6%. A reconciliation of operating cash flow to operating income appears below in the discussion of operating data results.
    Revenue Generating Units ("RGUs"), representing the sum of basic, digital, high-speed data and telephone customers as defined by the NCTA Standard Reporting Categories, increased by 7,500 during the quarter to 1,877,500. High-speed data net additions were 11,200; digital net additions were 4,800; and telephone additions were 4,500. These gains were offset by the seasonal reduction of 13,000 basic customers, reflecting the large number of university communities served and the Company's history of reporting such net losses during the second quarter of the year when students leave for the summer.
    "This quarter marks an important milestone for Insight Communications. Having completed our planned system upgrades, 95% of our customers are now served by an upgraded network of 750MHz or higher," said Michael S. Willner, Vice Chairman and Chief Executive Officer of Insight Communications. "Despite our usual second quarter weaknesses, we posted RGU growth of 10% year-over-year, driven by the gains in new products. Second quarter average monthly revenue per basic customer increased 11% over the prior year to $57.10, driven by the continued successful rollout of new products and by basic rate increases. We continue to see the power of the upgraded platform and are excited by the vast potential it offers for growth."
    Capital expenditures totaled $43.6 million in the second quarter, a 39% reduction over the prior year's quarter. Of the total, approximately 47% was for Customer Premise Equipment and 24% was for Upgrade/Rebuild costs, as defined by the NCTA Standard Reporting Categories. For the three months ended June 30, 2003, capital expenditures per customer totaled approximately $33.62. Capital was funded through cash generated from operations as well as through bank borrowings.
    "This quarter was largely in line with our expectations, with the exception of telephony," said Kim D. Kelly, President and Chief Operating Officer of Insight Communications. "While we experienced delays in the rollout of telephony in the first half of the year, we continue to believe that the product will be a strong performer in the second half."
    "Due to reduced spending in telephony as well as in our upgrade program, we are reducing capital expenditure guidance for the year to $200 million," continued Kelly. "This represents a year-over-year decline of 30% in capital expenditures and enhances our free cash flow position."
    Monthly operating cash flow margin per basic customer decreased to 42.4% for the quarter ended June 30, 2003, down from 44.5% for the prior year's quarter.
    The Company recently announced its plan to refinance all of the indebtedness of its Ohio operating subsidiary. In connection with the refinancing plan, the Company expects to acquire the outstanding equity of Coaxial Communications, which holds 800,000 shares of the Company's outstanding common stock and which the Company expects to retire.
    "This transaction represents the Company's continued focus on strengthening the balance sheet, achieving positive free cash flow, and reducing structural complexity," said Dinni Jain, Senior Vice President and Chief Financial Officer. "Simplifying our capital structure allows us to reduce costs and maintain our focus on operations."

    Operating results for the three months ended June 30, 2003, compared to the three months ended June 30, 2002
    The $22.2 million or 11% increase in revenue was primarily a result of gains in high-speed data and digital services, which increased 59% and 21% over the prior year's quarter. In addition, basic cable service revenue increased 7% primarily due to basic rate increases.
    RGUs were approximately 1,877,500 as of June 30, 2003 compared to approximately 1,707,000 as of June 30, 2002. This represents a growth rate of 10%. On a same store basis, RGUs grew 9% from the prior year quarter.
    Average monthly revenue per basic customer, including management fee revenue and SourceSuite revenue, was $57.10 for the three months ended June 30, 2003, compared to $51.63 for the three months ended June 30, 2002 primarily reflecting the continued successful rollout of new product offerings in all markets. Average monthly revenue per basic customer for high-speed data and digital service increased to $10.85 for the three months ended June 30, 2003, up from $7.87 for the three months ended June 30, 2002.
    Programming and other operating costs increased $11.7 million or 17%. The increase is primarily attributable to a 10% increase in programming costs, due to increased programming and rates, reduced programming launch support, increased customers served, and additional programming added in the newly rebuilt systems. The increase in Programming and other operating costs is also attributable to a 73% increase in high-speed data costs due to increased customers served. Additionally, other operating costs increased as a result of a decrease in the amount of technical employee salaries capitalized due to the near completion of rebuild activity and increases in plant maintenance costs.
    Selling, general and administrative expenses increased $5.4 million or 13%, primarily as a result of increased costs related to annual salary increases and increases in payroll related costs for existing employees as well as the addition of new employees. Additionally, the increase is related to increased marketing costs to promote new and existing services and a decrease in funds received for marketing support (recorded as a reduction to selling, general and administrative expenses) for new channel launches.
    Depreciation and amortization expense increased $10.8 million or 22% primarily as a result of additional capital expenditures through June 30, 2003 to support the continued rebuild of the Illinois systems, extend the plant and continue the rollout of digital, high-speed data and telephone services to existing and new service areas.
    OCF increased $5.2 million or 6%, primarily due to increased basic, digital and high-speed data revenue, offset by increases in programming and other operating costs and selling, general and administrative costs. The following is a reconciliation of operating income to OCF:


                                         Three months ended June 30,
                                             2003                2002
                                       -------------------------------
                                               (in thousands)
Operating income                          $34,183             $39,824
Adjustment:
   Depreciation and amortization           60,275              49,481
                                       -------------------------------

Operating Cash Flow                       $94,458             $89,305
                                       ===============================


    Interest expense remained relatively flat quarter over quarter. The decrease of $261,000 or 1% is primarily as a result of lower interest rates, which averaged 7.7% for the three months ended June 30, 2003, versus 7.9% for the three months ended June 30, 2002. Partially offsetting this decrease was higher outstanding debt, which averaged $2.63 billion for the three months ended June 30, 2003, versus $2.56 billion for the three months ended June 30, 2002.
    Minority interest increased $4.3 million or 104% as a direct result of the increase in the net loss attributable to common interests recorded by Insight Midwest.
    For the three months ended June 30, 2003, the net loss was $7.5 million.
    Insight Communications (NASDAQ: ICCI) is the 9th largest cable operator in the United States, serving approximately 1.4 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight specializes in offering bundled, state-of-the-art services in mid-sized communities, delivering basic and digital video, high-speed data and the recent deployment of voice telephony in selected markets to its customers.

    Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight Communications anticipates. Factors that could have a material and adverse impact on actual results include competition, increasing programming costs, changes in laws and regulations, our substantial debt and the other risk factors described in Insight Communications' annual report on Form 10-K, as amended, for the year ended December 31, 2002. All forward-looking statements in this press release are qualified by reference to the cautionary statements included in Insight Communications' Form 10-K.



                INSIGHT COMMUNICATIONS COMPANY, INC.
                    CONSOLIDATED BALANCE SHEETS
                       (dollars in thousands)
                                                  June 30,    Dec. 31,
                                                     2003        2002
                                               ----------- -----------
                                                unaudited
Assets
Cash and cash equivalents                        $104,917     $74,850
Investments                                         4,173       3,666
Trade accounts receivable, net of allowance for
 doubtful accounts of $1,276 and $1,296 as of
 June 30, 2003 and December 31, 2002               28,710      25,725
Launch funds receivable                             1,315       5,197
Prepaid expenses and other assets                  16,624      16,177
                                               ----------- -----------
 Total current assets                             155,739     125,615

Fixed assets, net                               1,216,057   1,220,251
Goodwill                                           72,430      72,965
Franchise costs                                 2,361,933   2,331,282
Deferred financing costs, net of accumulated
 amortization of $11,304 and $9,030 as of June
 30, 2003 and December 31, 2002                    31,025      33,298
Other non-current assets                            5,465       5,651
                                               ----------- -----------
 Total assets                                  $3,842,649  $3,789,062
                                               =========== ===========

Liabilities and stockholders' equity
Accounts payable                                  $13,705     $47,220
Accrued expenses and other liabilities             22,031      23,035
Accrued property taxes                             21,681      14,428
Accrued programming costs                          64,244      34,922
Deferred revenue                                    6,369       4,132
Interest payable                                   23,852      24,685
Debt - current portion                             45,834       5,000
Preferred interest distribution payable             5,250       5,250
                                               ----------- -----------
 Total current liabilities                        202,966     158,672

Deferred revenue                                    5,522       6,533
Debt                                            2,595,900   2,576,004
Other non-current liabilities                      42,407      53,085

Minority interest                                 219,052     224,803
Preferred interests                               195,173     191,820

Stockholders' equity:
Preferred stock; $.01 par value; 100,000,000
 shares authorized; no shares issued and
 outstanding as of June 30, 2003 and December
 31, 2002                                               -           -
Common stock; $.01 par value:
 Class A - 300,000,000 shares authorized;
  50,809,778 and 50,704,390 shares issued and
  outstanding as of June 30, 2003 and December
  31, 2002                                            508         507
 Class B - 100,000,000 shares authorized;
  9,329,468 and 9,354,468 shares issued and
  outstanding as of June 30, 2003 and December
  31, 2002                                             93          93
Additional paid-in-capital                        820,526     829,873
Accumulated deficit                              (241,147)   (237,956)
Deferred stock compensation                        (5,317)     (5,882)
Accumulated other comprehensive income (loss)       6,966      (8,490)
                                               ----------- -----------
 Total stockholders' equity                       581,629     578,145
                                               ----------- -----------
 Total liabilities and stockholders' equity    $3,842,649  $3,789,062
                                               =========== ===========


    Note: Certain prior period amounts have been reclassified to conform to the current period presentation.



                  INSIGHT COMMUNICATIONS COMPANY, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                            (unaudited)
               (in thousands, except per share amounts)

                               Three months ended   Six months ended
                                     June 30,            June 30,
                               ------------------- -------------------
                                   2003      2002      2003      2002
                               --------- --------- --------- ---------

Revenue                        $223,047  $200,824  $438,092  $393,569

Operating costs and expenses:
 Programming and other
  operating costs                81,638    69,985   161,506   140,105
 Selling, general and
  administrative                 46,951    41,534    92,045    82,414
 High-speed data charges              -         -         -     4,116
 Depreciation and amortization   60,275    49,481   115,269    97,925
                               --------- --------- --------- ---------
Total operating costs and
 expenses                       188,864   161,000   368,820   324,560
                               --------- --------- --------- ---------

Operating income                 34,183    39,824    69,272    69,009

Other income (expense):
 Gain on cable system exchange        -         -    26,992         -
 Interest expense               (50,570)  (50,831) (102,016) (102,766)
 Interest income                    248       441       482     1,338
 Other                            1,820       (28)    1,815       (25)
                               --------- --------- --------- ---------
Total other expense, net        (48,502)  (50,418)  (72,727) (101,453)

Loss before minority interest,
 impairment of investments and
 income taxes                   (14,319)  (10,594)   (3,455)  (32,444)
Minority interest                 8,492     4,163     2,014    14,089
Impairment write-down of
 investments                     (1,500)        -    (1,500)     (205)
                               --------- --------- --------- ---------

Loss before income taxes         (7,327)   (6,431)   (2,941)  (18,560)
Provision for income taxes         (125)     (125)     (250)     (250)
                               --------- --------- --------- ---------

Net loss                         (7,452)   (6,556)   (3,191)  (18,810)
Accrual of preferred interests   (5,203)   (5,002)  (10,353)   (9,957)
                               --------- --------- --------- ---------
Net loss applicable to common
 stockholders                  $(12,655) $(11,558) $(13,544) $(28,767)
                               ========= ========= ========= =========

Basic and diluted loss per
 share attributable to common
 stockholders                     $(.21)    $(.19)    $(.23)    $(.48)
Basic and diluted weighted-
 average shares outstanding      60,125    60,272    60,103    60,259

    Note: Certain prior period amounts have been reclassified to conform to the current period presentation.


                      INSIGHT COMMUNICATIONS COMPANY, INC.
                           SUPPLEMENTAL INFORMATION
                                 (unaudited)
                                (in thousands)
                                                  Three months ended
                                                        June 30,
                                                      2003       2002
                                                 ---------- ----------
Insight Consolidated
--------------------------------------------
   Revenues                                       $223,047   $200,824
   System Cash Flow (a)                             99,283     93,612
   System Cash Flow Margin                            44.5%      46.6%
   Corporate Overhead                               (5,401)    (5,017)
   Management Fee Income                               576        710
   Operating Cash Flow (a)                          94,458     89,305
   Operating Cash Flow Margin                         42.3%      44.5%
   Capital Expenditures                             43,566     71,271
   Total Debt, including Preferred Interests     2,836,907  2,727,402

Reconciliation of Operating Income to
Operating & System Cash Flow
--------------------------------------
  Operating income                                 $34,183    $39,824
       Adjustment:
           Depreciation and amortization            60,275     49,481
                                                 ---------- ----------
  Operating Cash Flow (a)                          $94,458    $89,305
                                                 ---------- ----------
       Adjustments:
          Corporate Overhead                         5,401      5,017
          Management Fee Income                       (576)      (710)
                                                 ---------- ----------
  System Cash Flow (a)                             $99,283    $93,612
                                                 ========== ==========

Insight Ohio
------------------------------------------------
   Revenues                                        $17,052    $15,655
   System Cash Flow (a)                              7,075      7,143
   System Cash Flow Margin                            41.5%      45.6%
   Management Fee Expense                             (514)      (458)
   Operating Cash Flow (a)                           6,561      6,685
   Operating Cash Flow Margin                         38.5%      42.7%
   Capital Expenditures                              2,807      8,669
   Total Debt, including Preferred Interests       217,673    213,670

Reconciliation of Operating Income to
Operating & System Cash Flow
-----------------------------------------------
  Operating income                                  $1,403     $2,761
       Adjustment:
           Depreciation and amortization             5,158      3,924
                                                 ---------- ----------
  Operating Cash Flow (a)                           $6,561     $6,685
                                                 ---------- ----------
       Adjustment:
          Management Fee Expense                       514        458
                                                 ---------- ----------
  System Cash Flow (a)                              $7,075     $7,143
                                                 ========== ==========

   (a) Operating cash flow ("OCF") represents operating income before depreciation and amortization. System cash flow represents OCF excluding management fees and, for Insight Consolidated, corporate overhead.
    Certain prior period amounts have been reclassified to conform to the current period presentation.


                      INSIGHT COMMUNICATIONS COMPANY, INC.
                           SUPPLEMENTAL INFORMATION
                                 (unaudited)
                                (in thousands)

                                             Six months ended June 30,
                                                      2003       2002
                                             -------------- ----------
Insight Consolidated
--------------------------------------------
   Revenues                                       $438,092   $393,569
   System Cash Flow (a)                            194,053    175,457
   System Cash Flow Margin                            44.3%      44.6%
   Corporate Overhead                              (10,746)    (9,868)
   Management Fee Income                             1,234      1,345
   Operating Cash Flow (a)                         184,541    166,934
   Operating Cash Flow Margin                         42.1%      42.4%
   Capital Expenditures                             84,111    121,619
   Total Debt, including Preferred Interests     2,836,907  2,727,402

Reconciliation of Operating Income to
Operating & System Cash Flow
-----------------------------------------------------------
  Operating income                                 $69,272    $69,009
       Adjustment:
           Depreciation and amortization           115,269     97,925
                                                 ---------- ----------
  Operating Cash Flow(a)                          $184,541   $166,934
                                                 ---------- ----------
       Adjustments:
          Corporate Overhead                        10,746      9,868
          Management Fee Income                     (1,234)    (1,345)
                                                 ---------- ----------
  System Cash Flow (a)                            $194,053   $175,457
                                                 ========== ==========

Insight Ohio
------------------------------------------------
   Revenues                                        $33,843    $30,695
   System Cash Flow (a)                             14,054     13,514
   System Cash Flow Margin                            41.5%      44.0%
   Management Fee Expense                           (1,016)      (897)
   Operating Cash Flow (a)                          13,038     12,617
   Operating Cash Flow Margin                         38.5%      41.1%
   Capital Expenditures                              5,062     13,453
   Total Debt, including Preferred Interests       217,673    213,670

Reconciliation of Operating Income to
Operating & System Cash Flow
-----------------------------------------------------------
  Operating income                                  $3,127     $5,013
       Adjustment:
           Depreciation and amortization             9,911      7,604
                                                 ---------- ----------
  Operating Cash Flow(a)                           $13,038    $12,617
                                                 ---------- ----------
       Adjustment:
          Management Fee Expense                     1,016        897
                                                 ---------- ----------
  System Cash Flow (a)                             $14,054    $13,514
                                                 ========== ==========

   (a)Operating cash flow ("OCF") represents operating income before depreciation and amortization. The adjustment to OCF for Insight Consolidated excludes high-speed data charges of $4.1 million for the three months ended March 31, 2002 that were included in previous reports filed by us. System cash flow represents OCF excluding management fees and, for Insight Consolidated, corporate overhead.

    Certain prior period amounts have been reclassified to conform to the current period presentation.


               INSIGHT COMMUNICATIONS COMPANY, INC.
                       OPERATING STATISTICS
    (in thousands, except per customer and penetration data)

                                            Q2        Q1        Q2
INSIGHT CONSOLIDATED                      2003 (a)  2003 (a)     2002
-------------------------------------------------- --------- ---------

Customer Relationships                    1,321.8   1,334.3   1,315.1

Total Average Monthly Revenue per
 Customer                                  $57.10    $55.34    $51.63

Basic Cable
-----------------------------------------
  Homes Passed                            2,300.2   2,296.4   2,244.3
  Basic Cable Customers                   1,295.7   1,308.7   1,291.1
  Basic Cable Penetration                    56.3%     57.0%     57.5%

     Basic Cable Revenue                 $133,625  $130,851  $125,034
     Average Monthly Basic Cable Revenue
      per Customer                          34.21     33.67     32.14

High-Speed Data
-----------------------------------------
  "Modem Ready" Homes Passed              2,189.0   2,096.7   1,905.2
    Modem Customers                         179.5     168.3     103.4
  "Modem Ready" Penetration                   8.2%      8.0%      5.4%

  Modem Revenue                           $22,352   $20,262   $14,080
  Average Monthly Modem Revenue per
   Customer                                  5.72      5.21      3.62
  Average Monthly Modem Revenue per Modem
   Customer                                 42.85     43.17     47.43

Digital Cable
-----------------------------------------
  Digital Universe                        1,241.7   1,259.0   1,185.8
  Digital Customers                         360.2     355.4     294.8
  Digital Cable Penetration                  29.0%     28.2%     24.9%

  Digital Revenue                         $20,049   $19,132   $16,550
  Average Monthly Digital Revenue per
   Customer                                  5.13      4.92      4.25
  Average Monthly Digital Revenue per
   Digital Customer                         18.68     18.59     19.11

Telephone
-----------------------------------------
  Telephone Universe (marketable homes)     612.9     559.4     303.5
  Telephone Customers                        42.2      37.7      17.6
  Telephone Penetration (to marketable
   homes)                                     6.9%      6.7%      5.8%

  Telephone Revenue                        $2,796    $2,568    $1,130
  Average Monthly Telephone Revenue per
   Customer                                  0.72      0.66      0.29

Advertising Revenue
-----------------------------------------
  Advertising Revenue                     $15,179   $12,535   $13,292
  Average Monthly Advertising Revenue per
   Customer                                  3.89      3.23      3.44

Other Revenue
-----------------------------------------
     Other Revenue                        $29,046   $29,697   $30,738
     Average Monthly Other Revenue per
      Customer                               7.43      7.65      7.89

  (a)2003 customer data includes effects of the swap of our Griffin, GA system for the managed New Albany, IN and Shelbyville, KY systems.
    Certain prior period amounts have been reclassified to conform to the current period presentation.
    Note: All "per customer" figures reflect revenue per Basic Cable
Customers.


                 INSIGHT COMMUNICATIONS COMPANY, INC.
                        OPERATING STATISTICS
    (in thousands, except per customer and penetration data)

                                                 Q2      Q1      Q2
INSIGHT OHIO                                     2003    2003    2002
------------------------------------------------------ ------- -------

Customer Relationships                           89.6    89.8    87.9

Total Average Monthly Revenue per Customer     $65.29  $63.85  $59.52

Basic Cable
-----------------------------------------------
  Homes Passed                                  202.1   200.7   194.2
  Basic Cable Customers                          86.9    87.2    87.8
  Basic Cable Penetration                        43.0%   43.4%   45.2%

   Basic Cable Revenue                         $7,965  $8,054  $7,554
   Average Monthly Basic Cable Revenue per
    Customer                                    30.50   30.63   28.72

High-Speed Data
-----------------------------------------------
  "Modem Ready" Homes Passed                    186.8   185.5   175.0
    Modem Customers                              20.9    19.6    15.9
  "Modem Ready" Penetration                      11.2%   10.6%    9.1%

  Modem Revenue                                $2,762  $2,544  $2,048
  Average Monthly Modem Revenue per Customer 10.57 9.67 7.79 Average Monthly Modem Revenue per Modem
   Customer                                     45.40   44.39   45.53

Digital Cable
-----------------------------------------------
  Digital Universe                               80.8    81.1    78.8
  Digital Customers                              30.6    29.8    27.1
  Digital Cable Penetration                      37.9%   36.8%   34.4%

  Digital Revenue                              $1,594  $1,545  $1,369
  Average Monthly Digital Revenue per Customer 6.10 5.88 5.20 Average Monthly Digital Revenue per Digital
   Customer                                     17.58   17.41   17.18

Telephone
-----------------------------------------------
  Telephone Universe (marketable homes)         113.2    93.3    20.0
  Telephone Customers                             2.8     1.9     0.3
  Telephone Penetration (to marketable homes)     2.4%    2.0%    1.5%

  Telephone Revenue                              $217    $125     $10
  Average Monthly Telephone Revenue per
   Customer                                      0.83    0.48    0.04

Advertising Revenue
-----------------------------------------------
  Advertising Revenue                          $1,322  $1,188  $1,154
  Average Monthly Advertising Revenue per
   Customer                                      5.06    4.52    4.39

Other Revenue
-----------------------------------------------
  Other Revenue                                $3,192  $3,334  $3,520
  Average Monthly Other Revenue per Customer    12.23   12.67   13.42

    Certain prior period amounts have been reclassified to conform to the current period presentation.
    Note: All "per customer" figures reflect revenue per Basic Cable
Customers.



                  INSIGHT COMMUNICATIONS COMPANY, INC.
                   NCTA STANDARD REPORTING CATEGORIES
                         CAPITAL EXPENDITURES
                            (unaudited)
                           (in thousands)

                                    ----------------------------------
                                    Q2 2003 YTD 2003 2003 FY  2002 FY
Insight Consolidated                 Actual  Actual Guidance  Actual
----------------------------------------------------------------------
Customer Premise Equipment          $20,311 $43,503 $115,309 $106,060
Scaleable Infrastructure              3,559   6,557   13,775   32,019
Line Extensions                       5,382   8,192   21,254   29,446
Upgrade/Rebuild                      10,417  18,545   31,065   87,735
Support Capital                       3,897   7,314   18,574   27,744
                                    ----------------------------------
Total Insight Consolidated          $43,566 $84,111 $199,977 $283,004
                                    ----------------------------------


                                    ----------------------------------
                                    Q2 2003 YTD 2003 2003 FY  2002 FY
Insight Ohio                         Actual  Actual Guidance  Actual
----------------------------------------------------------------------
Customer Premise Equipment           $1,448  $2,920   $9,963  $13,600
Scaleable Infrastructure                 44     245    1,625    4,698
Line Extensions                         510     218    2,330    3,264
Upgrade/Rebuild                         590   1,227    1,353    9,937
Support Capital                         215     452    1,467    2,163
                                    ----------------------------------
Total Insight Ohio                   $2,807  $5,062  $16,738  $33,662
                                    ----------------------------------


    CONTACT: Insight Communications
             Dinesh C. Jain, 917-286-2300